EXHIBIT 5.1
[Letterhead of Thompson Coburn LLP]
August 3, 2007
Zoltek Companies, Inc.
3101 McKelvey Road
St. Louis, Missouri 63044

Re:	Registration Statement on Form S-8 for one million seven hundred eighty-seven thousand five hundred (1,787,500) additional shares of Zoltek Companies, Inc. Common Stock, par value $0.01, allocated for issuance to participants under the plans described herein.
Ladies and Gentlemen:
We reference the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Zoltek Companies, Inc., a Missouri corporation (the “Company”), on August 3, 2007, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to one million seven hundred eighty-seven thousand five hundred (1,787,500) additional shares of the Company’s Common Stock, par value $0.01 (the “Shares”), allocated as follows: (1) an additional 1,600,000 Shares for awards under the Amended and Restated Zoltek Companies, Inc. 1992 Long Term Incentive Plan (“LTIP Plan”); and (2) an additional 187,500 shares of Common Stock for awards under the Zoltek Companies, Inc. Amended and Restated Directors Stock Option Plan (“Directors Plan,” and together with the LTIP Plan, the “Plans”). We have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company’s Restated Articles of Incorporation and all amendments thereto, By-Laws, as currently in efffect, and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.
Based solely on the foregoing, we are of the opinion that the additional Shares issued by the Company pursuant to the Plans have been duly authorized and, when issued by the Company in accordance with the Plans, will be legally issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares.
Very truly yours,
/s/ Thompson Coburn LLP